Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

HASHICORP, INC.

1. Name. The name of the corporation is HashiCorp, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The name and address of the Corporation’s registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, New Castle County.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 10,000, all of which shall be shares of Common Stock with the par value of $0.001 per share.

The Corporation may issue fractional shares of Common Stock. The holders of fractional shares shall be entitled to all rights as stockholders of the Corporation to the extent provided herein and under applicable law in respect of such fractional shares.

5. Election of Directors. Unless and except to the extent that the Amended and Restated Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6. Limitation of Liability. To the fullest extent authorized by the DGCL, as it presently exists or may hereafter be amended or modified from time to time, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal, modification or elimination of this Section 6 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, modification or elimination with respect to acts or omissions occurring prior to such repeal, modification or elimination.

7. Indemnification.

7.1 Indemnification of Corporate Agents. Subject to any provisions of the Bylaws related to indemnification, the Corporation may indemnify, to the fullest extent permitted by applicable law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any proceeding mentioned in this Section 7.

7.2 Repeal or Modification. Neither any amendment or repeal of this Section 7, nor the adoption of any provision of the Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Section 7, shall eliminate or reduce the effect of this Section 7 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 7, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

8. Adoption, Amendment or Repeal of Bylaws. In furtherance of and in limitation to the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the Bylaws.

9. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

10. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.